NORWOOD FINANCIAL CORP
HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE – May 11, 2015

HONESDALE, PENNSYLVANIA –
The 144th Annual Meeting of Stockholders of Norwood Financial Corp (Nasdaq-NWFL), Parent Company of Wayne Bank was held on Tuesday, April 28th at the Company’s headquarters in Honesdale.
Business conducted at the Annual Meeting included remarks by Chairman of the Board John E. Marshall, who chaired the meeting.  Matters presented to, and approved by, stockholders were the re-election of company directors Lewis J. Critelli, William W. Davis, Jr., Susan Gumble and John E. Marshall, and the ratification of S.R. Snodgrass, P.C., as the Company’s independent auditors for 2015.  The meeting also included presentations to stockholders from President and Chief Executive Officer Lewis J. Critelli and Executive Vice President and Chief Financial Officer William Lance.
Chairman Marshall welcomed stockholders and introduced the Directors and Executive Officers seated at the head table.  He then turned the meeting over to Mr. Critelli, who conducted the formal business portion of the meeting.
Mr. Lance provided stockholders with a detailed report of the Company’s financial results for 2014.  Among the highlights of the Company’s performance in 2014 cited by Mr. Lance were net earnings of $7.6 million and an increase in the cash dividends paid to shareholders from $1.16 per share in 2013 to $1.20 per share in 2014.   Mr. Lance also

cited key ratios such as a net interest margin of 3.90%, a return on assets of 1.08% and a reduction in non-performing loans as major determinants of the Company’s success in 2014.
Mr. Critelli’s address included the results for the first quarter of 2015 and a summary of plans for the remainder of the year.  Mr. Critelli noted first quarter earnings of $2.0 million and earnings per share (diluted) of $.55 per share compared to the $.54 per share in the first quarter of 2014.  Total assets were $734 million as of March 31, 2015, with total loans outstanding of $519 million, deposits of $570 million and stockholders’ equity at $100 million.  Mr. Critelli stated that each of the balance sheet items represented record levels for the Company.  Mr. Critelli also commented on the current economic conditions and the banking regulatory environment, and updated stockholders on the Bank’s technology initiatives.  He also noted the $.31 per share cash dividend which was paid on May 1, 2015 which represents a 3.3% increase over the prior quarter.
At the Bank’s annual reorganization meeting, executive appointments for the ensuing year included:
John E. Marshall               -          Chairman of the Board
William W. Davis, Jr.        -          Vice Chairman of the Board
Lewis J. Critelli                   -          President & Chief Executive Officer
William S. Lance                -          Executive Vice President, Chief Financial Officer & Secretary

Norwood Financial Corp, through its subsidiary Wayne Bank, operates fifteen offices in Wayne, Pike, Monroe and Lackawanna Counties.  The Company’s stock is traded on the Nasdaq Market, under the symbol, “NWFL”.
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words “believes”,

 “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the ability to control costs and expenses, demand for real estate, cybersecurity risks and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:   William S. Lance
                 Executive Vice President & Chief Financial Officer
  NORWOOD FINANCIAL CORP
  570-253-8505
  www.waynebank.com